UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2011 (July 8, 2011)

ANTERO RESOURCES LLC

(Exact name of registrant as specified in its charter)

Delaware	333-164876-06	90-0522242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 17th Street
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 357-7310

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Prior to February 2, 2012, we filed annual, quarterly and periodic reports through EDGAR with Antero Resources Finance Corporation as the primary registrant.  Beginning on February 2, 2012, we have filed and intend to file all future annual, quarterly and periodic reports through EDGAR with Antero Resources LLC as the primary registrant.  Accordingly, in order to assist investors in accessing all of our relevant historical disclosures, we are re-filing this report through EDGAR with the primary registrant changed to Antero Resources LLC.  No other changes have been made to the disclosure contained in this report, and this report does not disclose any new information.

i

Item 1.01	Entry into a Material Definitive Agreement.

On July 8, 2011, Antero Resources entered into an amendment to its senior credit facility agreement.  The amendment provides for the elimination of the leverage ratio covenant and substitutes in its place a minimum interest coverage ratio covenant of not less than 2.5 to 1.0.  The amendment defines interest coverage ratio as the ratio of EBITDAX to consolidated interest expense.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT	DESCRIPTION

10.1

Second Amendment to Fourth Amended And Restated Credit Agreement, dated as of July 8, 2011, among Antero Resources Corporation, Antero Resources Piceance Corporation, Antero Resources Pipeline Corporation and Antero Resources Appalachian Corporation, as Borrowers, certain subsidiaries of Borrowers, as Guarantors, the Lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTERO RESOURCES LLC

	By:	/s/ Glen C. Warren, Jr.
Glen C. Warren, Jr.
President and Chief Financial Officer

Dated: April 11, 2012

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1

Second Amendment to Fourth Amended And Restated Credit Agreement, dated as of July 8, 2011, among Antero Resources Corporation, Antero Resources Piceance Corporation, Antero Resources Pipeline Corporation and Antero Resources Appalachian Corporation, as Borrowers, certain subsidiaries of Borrowers, as Guarantors, the Lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent